Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE October 5, 2021

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company
360-397-6294 • awilkins@nwpipe.com

Northwest Pipe Company Announces Acquisition of ParkUSA

Water transmission pipe leader acquires Texas-based water technology focused company for cash consideration of $87.4 million

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), an industry leader of engineered pipeline systems for water infrastructure, today announced it has acquired Park Environmental Equipment, LLC (“ParkUSA”) for $87.4 million, net of acquired cash. ParkUSA is an engineered precast concrete and steel fabrication-based company that develops, manufactures and distributes water, wastewater and environmental infrastructure solutions products. The acquisition is expected to be immediately accretive to earnings. The transaction closed on October 5, 2021.

“We are excited to have completed the strategic acquisition of ParkUSA, a technology leader in the water infrastructure market. ParkUSA produces water and wastewater control systems as well as water-related environmental solutions products,” said Scott Montross, President and CEO of Northwest Pipe Company. “They also produce precast concrete vaults and fabricated steel housings that serve as containment units for the majority of their products, employing some of the same capabilities as our existing Northwest Pipe plants. As a result, we will be focused on bringing the production of ParkUSA’s products to our historic facilities. The solid organic growth potential, margin characteristics, asset efficiency and cash flow profile were key determining factors in this acquisition and will remain integral as we build upon the $66.5 million in revenue and $14 million in adjusted EBITDA that ParkUSA generated for the full year of 2020.”

“We are very pleased to join the Northwest Pipe family and view the transaction as a great opportunity to expand our product reach now that we are part of a larger organization,” said Chris Eberly, Chief Executive Officer of ParkUSA.

George Eberly III, Chief Operating Officer of ParkUSA added, “We look forward to participating in Northwest Pipe Company’s growth plans for the future.”

The acquisition was funded through the Company’s credit facility with Wells Fargo Capital Finance, which included a fully committed $25 million accordion feature to expand the Company’s access to available liquidity. Near-term repayment of outstanding debt will be a priority and derived from the cash flows of the combined business.

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Previously a privately held company, ParkUSA was founded in Houston, Texas in 1984 by the Eberly family. In 2020, it had approximately 280 employees and revenues of $66.5 million. ParkUSA’s three existing Texas manufacturing facilities located in Houston, Dallas, and San Antonio will further expand Northwest Pipe Company’s presence in the booming Texas water infrastructure market.

The completion of this acquisition marks Northwest Pipe Company’s third major transaction in just over three years. In July 2018, the Company acquired Ameron Water Transmission Group and in January 2020, it acquired Geneva Pipe and Precast Company.

Transaction Conference Call – Northwest Pipe Company will host a conference call on Wednesday, October 6, 2021 at 8 a.m. Pacific time to discuss the transaction. To view the supplemental slide presentation or listen to the live audio webcast, visit Northwest Pipe Company’s website at www.nwpipe.com on the Investor Relations page. For those unable to listen to the live audio webcast, a replay will be available approximately one hour after the event on the Investor Relations page.

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is a leading manufacturer for water related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company produces high-quality precast and reinforced concrete products, Permalok® steel casing pipe, bar-wrapped concrete cylinder pipe, as well as linings, coatings, joints, and one of the largest offerings of fittings and specialized components. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, structural stormwater and sewer systems, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

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Forward-Looking Statements – Statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company's business, management's beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company's ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company's ability to effectively integrate Geneva Pipe and Precast Company, ParkUSA, and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, impacts of recent U.S. tax reform legislation on the Company's results of operations, adequacy of the Company's insurance coverage, operating problems at the Company's manufacturing operations including fires, explosions, inclement weather, and natural disasters, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company's Annual Report on Form 10‑K for the year ended December 31, 2020 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures – The Company is presenting Adjusted EBITDA, which is a non-GAAP financial measure provided to better enable investors and others to assess the results and compare them with competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

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